The Board of Directors
    NELNET Student Loan Corporation-2:


    We consent to incorporation by reference in the registration statement (No. 333-93865) on Form S-3 of NELNET Student Loan Corporation-2 of our report dated February 7, 2001, relating to the balance sheet of NELNET Student Loan Corporation-2 as of December 31, 2000, and the related statements of operations, stockholder's deficit and cash flows for the period June 1, 2000 through December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of NELNET Student Loan Corporation-2.

    /s/KPMG LLP
    Lincoln, Nebraska
    March 27, 2001